Exhibit 1

Amended Joint Filing Agreement,
Dated as of October 10, 2011

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby agree (i) to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares, par value NIS 0.01 per share, of RRsat Global Communications Network Ltd., and (ii) that this Amended Joint Filing Agreement be included as an Exhibit to such joint filing; provided, however, that as contemplated by Rule 13d-1(k)(2) under the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to know such information is inaccurate.

This Amended Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 11th day of October 2011.

KARDAN COMMUNICATIONS LTD. By: /s/ Yosef Grunfeld —————————————— Yosef Grunfeld Director

By: /s/ Eytan Rechter —————————————— Eytan Rechter Director

KARDAN ISRAEL LTD. By: /s/ Eytan Rechter —————————————— Eytan Rechter CEO and Director

By: /s/ Alon Wulkan —————————————— Alon Wulkan Deputy CEO and Economic Advisor

KARDAN N.V. By: /s/ Alain Ickovicks —————————————— Alain Ickovicks Managing Director

By: /s/ Einat Oz - Gabber —————————————— Einat Oz - Gabber Managing Director

KARDAN YAZAMUT (2011) LTD. By: /s/ Alon Wulkan —————————————— Alon Wulkan Deputy CEO and Economic Advisor

By: /s/ Eytan Rechter —————————————— Eytan Rechter Director